Exhibit 3.83

Office of the New Mexico Secretary of State Filing Number: 0001882744 Filed On: 8/29/2018 Total Number of Pages: 1 of 3

ARTICLES OF INCORPORATION

OF

NGL RANCH HOLDINGS, INC.

The undersigned, for the purpose of forming a corporation under the New Mexico Business Corporation Act, hereby certifies:

ARTICLE I

The name of the corporation shall be:  NGL Ranch Holdings, Inc.

ARTICLE II

The period of duration of the corporation shall be perpetual.

ARTICLE III

The purposes for which the corporation is organized are as follows:

(a)                                 To acquire and invest in real and personal property of any and all kinds;

(b)                                 To engage in any lawful business permitted to a private corporation under the laws of the State of New Mexico, and to have all of the corporate powers enumerated in the New Mexico Business Corporation Act, as amended from time to time; and

(c)                                  To do all things necessary and convenient for the accomplishment or furtherance of any of the purposes stated herein, and to do all things necessary or convenient for the protection and benefit of the corporation.

ARTICLE IV

The aggregate number of shares that the corporation has authority to issue is one thousand (1,000) shares of no par value common stock.  The corporation shall have only one class of stock, which shall be common stock.  Fractional shares may be issued.

ARTICLE V

The address of the corporation’s initial registered office is 206 S. Coronado Avenue, Espanola, NM 87532, and the name of the corporation’s initial registered agent at such address is CT Corporation System.

ARTICLE VI

The business of the corporation shall be managed by a Board of Directors consisting of such number as may be provided by the bylaws.  The initial Board of Directors shall consist of one (1) member.  The name and address of the person who has consented to serve as director until the first annual meeting of shareholders or until such director’s successor is elected and qualified are:

NAME	ADDRESS
R. Charles Wilkin	6120 S. Yale, Suite 805
Tulsa, OK 74136

RECEIVED SOS Corporation Bureau AUG 29 2018

Office of the New Mexico Secretary of State Filing Number: 0001882744 Filed On: 8/29/2018 Total Number of Pages: 2 of 3

ARTICLE VII

The name and address of the incorporator are:  Nadine E. Shea, 500 4th Street N.W., Suite 1000, Albuquerque, NM 87103-2168.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 29th day of August, 2018.

/s/ NADINE E. SHEA
Nadine E. Shea

RECEIVED SOS Corporation Bureau AUG 29 2018

Office of the New Mexico Secretary of State Filing Number: 0001882744 Filed On: 8/29/2018 Total Number of Pages: 3 of 3

STATEMENT OF ACCEPTANCE OF APPOINTMENT

BY DESIGNATED INITIAL REGISTERED AGENT

I, Michael E. Jones, Asst. Secr. of CT Corporation hereby acknowledge that the undersigned entity accepts the appointment as the Initial Registered Agent of NGL Ranch Holdings, Inc., the domestic corporation which is named in the annexed Articles of Incorporation.

CT CORPORATION

By:	/s/ MICHAEL E. JONES
Michael E. Jones
Assistant Secretary

RECEIVED SOS Corporation Bureau AUG 29 2018